xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2014, All Rights Reserved. www.xgtechnology.com Solving the Spectrum Crisis Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333 - 194810 April 3, 2014

2 xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2014, All Rights Reserved. www.xgtechnology.com Free Writing Prospectus Disclosure Link to documents on www.sec.gov On April 3, 2014, the issuer, xG Technology, Inc., filed a Registration Statement on Form S - 1/A Amendment No. 1 (Registration No. 333 - 194810) with the Securities and Exchange Commission (the “SEC”) with respect to the offering to which this presentation relates. A copy of the preliminary prospectus for the offering is included in that registration statement. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC web site at www.sec.gov . Alternatively, copies of the preliminary prospectus and, when available, the final prospectus relating to the offering may be obtained from Roth Capital Partners, LLC, Prospectus Department, 888 San Clement Drive, Newport Beach , CA 92660, telephone: 800 - 678 - 9147, e - mail: prospectus@roth.com ; or Feltl and Company, Inc., Prospectus Department, 800 LaSalle Avenue, Suite 2100, Minneapolis, MN, 55402, telephone: 612 - 492 - 8800, e - mail: prospectus@feltl.com .

3 xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2014, All Rights Reserved. www.xgtechnology.com Safe Harbor Statement These materials have been prepared by xG Technology, Inc . (“xG” or the “Company”) solely for use at the presentation and have not been independently verified . The information presented or contained in these materials is subject to change without notice . These materials contain “forward - looking statements” within the meaning of the Section 27 A of the Securities Act of 1933 , as amended, and Section 21 E of the Securities Exchange Act of 1934 , as amended, that are based on our current expectations, assumptions, estimates and projections about us and our industry . The forward - looking statements are subject to various risks and uncertainties . xG Technology, Inc . urges caution in considering its current trends and any outlook on earnings disclosed in this presentation . These forward - looking statements, which reflect the Company’s best judgment based on factors currently known, are intended to speak only as of the date such statements are made and involve risks, uncertainties, and other factors that may cause the actual performance of xG to be materially different from the performance indicated or implied by such statements . Words such as “expects”, anticipates”, “believes”, “intends”, “plans”, “hopes”, and variations of such words and similar expressions are intended to identify such forward - looking statements . Except as may be required by law, the Company expressly disclaims any obligation to update these forward - looking statements to reflect events or circumstances after the date of this presentation or to reflect the occurrence of unanticipated events . Factors that could cause actual performance to differ materially from the performance indicated in these forward - looking statements include, among others : progress, timing, cost, future events, future financial performance, strategies, expectations, competitive environment, regulation and availability of resources, or patent protection for our products and commercialization activities, and others ; and other factors from time to time set forth in the Company’s SEC reports, including but not limited to the discussion in Management’s Discussion and Analysis and the risks identified in the Risk Factors contained in the Company’s Registration Statement on Form S - 1 (File Number : 333 - 194810 ) .

4 xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2014, All Rights Reserved. www.xgtechnology.com Offering Offering $10 million Over - Allotment $1.5 million Market Cap (4/1/14) $47.7 million Exchange/Ticker NASDAQ Capital Market / XGTI and XGTIW Use of Proceeds Working capital, product development, sales and marketing activities, funding contract manufacturing production lines, other capital expenditures, opportunistic M&A. Anticipated Pricing Week of April 7 Underwriters ROTH Capital Partners and Feltl & Company

5 xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2014, All Rights Reserved. www.xgtechnology.com About xG Technology THE COMPANY • 10 years experience developing wireless communications technologies • Headquartered in Sarasota, FL; engineering facilities in Fort Lauderdale, FL • 80 employees (>50 in engineering) • Broad IP portfolio: 60 US patent matters (49 issued); 138 international (64 issued) OUR PROPRIETARY xMAX COGNITIVE RADIO TECHNOLOGY • Allows wireless devices to automatically identify and utilize available frequencies to ensure optimal communications • Contains end - to - end IP architecture that supports all Wi - Fi enabled applications / services / technologies • Is robust enough to exploit unlicensed, licensed and shared spectrum • Is spectrum agnostic, meaning that it can be tuned to operate in any band • Mitigates interference found in crowded wireless communication environments

6 xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2014, All Rights Reserved. www.xgtechnology.com Investment Considerations • Imminent spectrum crisis not solvable with existing approaches • xG’s industry - leading technology provides unique solution • $35 billion market opportunity identified across 7 markets • Positioned to monetize large backlog of orders • Manufacturing , sales and marketing in place • Broad, unchallenged IP portfolio • Seasoned management team

7 xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2014, All Rights Reserved. www.xgtechnology.com Problem Wireless demand will far exceed capacity in only three years time * • Global mobile data traffic will increase 11X from 2013 to 2018 , 61 % CAGR • Driven by increased use of smart devices, compelling content & apps Image sources: FCC, Cisco, Ericsson Image source: Cisco VNI Mobile 2014 * FCC forecasts

8 xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2014, All Rights Reserved. www.xgtechnology.com Cognitive Radio Solution xMax ‘sees through’ the spectrum clutter, eliminates interference and allows optimal use of licensed and unlicensed spectrum Provides benefits to users that have spectrum as well as those who do not • Identifies optimum available spectrum to transmit and/or receive signals • Instantly finds alternative channels if interference is detected on current frequency • Able to exploit licensed and unlicensed spectrum • Can operate in crowded and/or shared spectrum bands

Leader in Cognitive Radio

xMax®

- xG's cognitive radio network solution surpasses competitors' offerings by extending the capabilities of Dynamic Spectrum Access



xG's Cognitive Radio Network Solution
Extent of Competitors' Cognitive Radio Technology
System on a Chip
2016
MANET
(Mobile Ad-Hoc Network)
2015
Dynamic Variable Channel Width
Fully Self-Organizing Networks
Double/Triple Wide Channels
2014
Interference Mitigation
2013
MIMO
(Multiple input – multiple output)
2011
Dynamic Spectrum Access
2008

xG TECHNOLOGY, INC.

xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2014, All Rights Reserved.
www.xgtechnology.com

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10 xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2014, All Rights Reserved. www.xgtechnology.com Foreign patents 138 64 issued/ 74 pending US patents 60 49 issued/ 11 pending US PATENTS Area Issued Pending Cognitive Radio - Cognitive media access control layer 17 7 - Cognitive and Spectrum Sharing physical layer 22 1 Mobile VoIP 10 3 Total 49 11 Intellectual Property • IP features advanced cognitive technologies such as spectrum sharing, interference mitigation and self - organizing networks • We are pursuing an active licensing strategy (similar to that of Qualcomm) for our key spectrum - optimizing technologies

Intellectual Property Breakdown

Patents issued/filed
10/3 for Mobile VoIP
17/7 for Cognitive MAC
22/1 for Cognitive & Spectrum Sharing PHY


xMod
22/1
17/7
xMax
Cognitive
Radio
Network
22/1
10/3
Network core
xMSC
SIP
SMS
server
10/3
Public
(Internet)
or Private
Networks

Smart phones, laptops or any device with WiFi or Ethernet can connect to the xMod mobile hot spot.

xMod is a mobile hotspot that bridges between WiFi and the xMax cognitive radio network.

Compact xMax Access Points provide wireless voice, data and video connectivity to mobile and fixed users. They perform wired network to cognitive network conversion. APs are Ethernet IP connected.

xMSC has off the shelf equipment for network management, firewall, SIP Proxy and SMS servers. Supports SIP-standard soft switches.

xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2014, All Rights Reserved.
www.xgtechnology.com

11

Addressable Markets = $35B

XMax®


Incumbent Carriers - $13B
Cable - $3B
LTE - $2B
Utilities/Smart Grid - $4B
Security - $5B
Rural Telcos - $1.2B
DoD/Public Safety/DHS - $7B
Cumulative Addressable Market = $35B
Time to Market Penetration

Sources: nationalpriorities.org, ntca.org, energy.gov, uscensus.gov, fema.gov, dhs.gov, shieldsecurity.net, infonetics.com, visiongain.com

Key: Size of market and dollar value of respective markets

= markets from which xG has received orders

xG TECHNOLOGY, INC.
xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2014, All Rights Reserved.
www.xgtechnology.com

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13 xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2014, All Rights Reserved. www.xgtechnology.com • Regulatory: FCC certification of all four radio components of xMax product suite • Performance: – xMax enhanced for reliable delivery of key cognitive capabilities – Dynamic spectrum access, interference mitigation, multi - user mobility, comprehensive suite of network management tools – General Availability release completed • Operations: supply chain, automation, testing and external production in place • Sales and Service: established sales and customer service teams • Revenue generation: shipped six systems to five customers • Pipeline Building: steady program of field demos Key Milestones

14 xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2014, All Rights Reserved. www.xgtechnology.com DoD/PUBLIC SAFETY/DHS DHS $5.9M RURAL TELECOM $17.9M OTHER $10.8M TELEMEDICINE Booked business secured by purchase order or purchase contract Backlog: $34.6M

15 xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2014, All Rights Reserved. www.xgtechnology.com • Finalize external production and testing • Sales and marketing efforts focused on three key markets – Rural telco – Public safety – Security • Continuous innovation – Double/Triple Wide Channels – Fully Self - Organizing Networks – Dynamic Variable Channel Width for higher throughput • Continue patent filing activity to protect IP 2014 Strategy

16 xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2014, All Rights Reserved. www.xgtechnology.com Capitalization Table Security As of March 31, 2014 % Fully Diluted Common Shares 18,800,654 78.4% Outstanding Warrants 4,246,096 17.7% Outstanding Options 931,873 3.9% Fully Diluted Shares Outstanding 23,978,623 100.0%

17 xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2014, All Rights Reserved. www.xgtechnology.com Balance Sheet AUDITED BALANCE SHEETS (IN THOUSANDS, EXCEPT SHARE DATA)

18 xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2014, All Rights Reserved. www.xgtechnology.com Income Statement AUDITED STATEMENTS OF OPERATIONS (IN THOUSANDS, EXCEPT PER SHARE DATA) For the Three Months Ended December 31, 2013 2012 Revenue $ 373 $ — Cost of revenue and operating expenses Cost of components and personnel 100 — General and administrative expenses 1,059 1,634 Development 693 1,743 Stock based compensation 259 295 Amortization and depreciation 1,058 523 Total cost of revenue and operating expenses 3,169 4,195 Loss from operations (2,796) (4,195) Other income (expense) Interest expense, net (43) (189) Impairment (933) (286) Total other income (expense) (976) (475) Loss before income tax provision (3,772) (4,670) Income tax provision — — Net loss $ (3,772) $ (4,670) Basic and diluted net loss per share (0.25) (0.78) Weighted average number of shares outstanding basic and diluted 15,394 6,040

19 xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2014, All Rights Reserved. www.xgtechnology.com Income Statement AUDITED STATEMENTS OF OPERATIONS (IN THOUSANDS, EXCEPT PER SHARE DATA) For the Year Ended December 31, 2013 2012 Revenue $ 406 $ — Cost of revenue and operating expenses Cost of components and personnel 102 — General and administrative expenses 5,501 5,543 Development 5,468 4,806 Stock based compensation 796 554 Amortization and depreciation 2,370 2,063 Total cost of revenue and operating expenses 14,237 12,966 Loss from operations (13,831) (12,966) Other income (expense) Other expense (10,068) — Inducement expense (391) — Interest expense, net (2,227) (535) Impairment (933) (286) Total other income (expense) (13,619) (821) Loss before income tax provision (27,450) (13,787) Income tax provision — — Net loss $ (27,450) $ (13,787) Basic and diluted net loss per share (2.86) (2.29) Weighted average number of shares outstanding basic and diluted 9,598 6,031

20 xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2014, All Rights Reserved. www.xgtechnology.com 2013 Current Market Development

Management Team

XMax®

OPERATIONS



George Schmitt
Chairman of the Board
- *Board member, MBTH*
- *40+ years wireless comms.*
- *Mannesman, Omnipoint, AirTouch*



Richard L. Mooers
CEO, MBTH
- *xG cofounder & Director*
- *Board member, MBTH*
- *20+ years finance/ merchant bkg.*



John C. Coleman
CEO
- *Col., USMC (ret)*
- *Expert, DoD wireless comms.*



Roger G. Branton
CFO
- *xG cofounder*
- *20+ yrs. finance/ merchant bkg.*



James Woodyatt
President
- *20+ years investment bkg.*
- *Expertise in private equity & international sales*



Rick Rotondo
VP Marketing
- *Cofounder, Spectrum Bridge*
- *Motorola, Lucent, Mesh Networks*



Chris Whiteley
VP Bus. Dev.
- *10+ years wireless networking*
- *@Link Networks*



Mark Piquette
VP Customer Service
- *25+ years wireless comms & IT*
- *Motorola, Unisys*

ENGINEERING/TECHNICAL



Joseph Bobier
Consultant
- *xG cofounder*
- *Inventor of xG's core technology*
- *Holder of 30+ patents*



Scott Garlington
VP of Engineering
- *25+ years voice/data/wireless comms.*
- *Motorola, Lucent, Mesh Networks*



Pertti Alapuranen
Director, Systems Design
- *20+ years wireless comms.*
- *Motorola, Mesh Networks, Nokia*



Mike Johnson
Senior Product Manager
- *25+ years wireless comms.*
- *Motorola, Mesh Networks, SkyTel*

xG TECHNOLOGY, INC.

xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2014, All Rights Reserved.

www.xgtechnology.com

21

22 xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2014, All Rights Reserved. www.xgtechnology.com Investment Considerations • Imminent spectrum crisis not solvable with existing approaches • xG’s industry - leading technology provides unique solution • $35 billion market opportunity identified across 7 markets • Positioned to monetize large backlog of orders • Manufacturing , sales and marketing in place • Broad, unchallenged IP portfolio • Seasoned management team